Exhibit 16.1

December 3, 2007

Mr. Louis Guisto
Chief Financial Officer
Air Industries Group, Inc.
1479 Clinton Avenue
Bay Shore, NY 11706

Dear Mr. Guisto:

Effective October 3, 2007, the partners of Goldstein Golub Kessler LLP (GGK), became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement. As a result of this transaction, the client-auditor relationship between Air Industries Group, Inc. (Commission File Number 000-29245) and GGK, independent registered public accounting firm, has ceased.

Sincerely,


GOLDSTEIN GOLUB KESSLER LLP

cc:     PCAOB Letter File
        Office of the Chief Accountant
        Securities and Exchange Commission
        100 F Street N.E.
        Washington, D.C. 20549-7561